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                                                                      EXHIBIT 23



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference, in the registration statements of Bowmar Instrument Corporation and Subsidiaries on Forms S-8 (File nos. 33-57230, 33-62247 and 33-9776) of our report dated November 8, 1996, except as to the information presented in Note 15 for which the date is December 6, 1996, on our audits of the consolidated financial statements of Bowmar Instrument Corporation and Subsidiaries, as of September 28, 1996, and September 30, 1995, and for each of the three years in the period ended September 28, 1996, which report is included in this Annual Report on Form 10-K.



COOPERS & LYBRAND L.L.P.

Phoenix, Arizona
December 18, 1996